Exhibit (g)(2)

EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Bloomberg U.S. Treasury 12% Premium Income ETF (formerly Amplify Bloomberg U.S. Treasury Target High Income ETF)